Exhibit 10.52

ADDENDUM TO EMPLOYMENT AGREEMENT

GREGG OSTRANDER

DECEMBER 9, 2008

WHEREAS, Michael Foods, Inc. (the “Company”), M-Foods Holdings, Inc. (F.K.A. THL Food Products Holding Co.) and the Executive have previously entered into an Employment Agreement, dated as of November 20, 2003 (the “2003 Agreement”).

WHEREAS, the Company has also determined that it is in the Company’s best interests and those of its stockholders that the 2003 Agreement be amended and restated with the intent of ensuring that no payments or benefits hereunder are subject to additional tax and other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 4 d. of the 2003 Agreement will be amended by adding the following sentence to the end of that section: “Any reimbursement made to the Executive under this Section 4(d) shall be made no later than the last day of the Executive’s taxable year following the year in which the expense was incurred.”

Section 5 c. of the 2003 Agreement will be amended by adding the following sentence to the end of that section: “If the Executive is the prevailing party, any reimbursement made under this Section 5(c) shall be made no later than the later of (i) the end of the year in which the legal action, arbitration or other proceeding is finally resolved, and (ii) the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.”

Section 8 of the 2003 Agreement will be amended by adding the following sentence to the end of that section: “Any reimbursement under this Section 8 shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.”

Section 9 a. of the 2003 Agreement will be amended and the following provision shall be hereby added to the end of that section:

Unless the Executive shall have given prior written notice specifying a different order to the Company of Payments to be reduced to achieve the Reduced Amount, the Payments to be reduced hereunder shall be determined in a manner that has the least economic cost to the Executive, on an after-tax basis, and, to the extent the economic cost is equivalent, such Payments shall be reduced in the inverse order of when the Payments would have been made to the Executive until the reduction specified herein is achieved. The Executive may specify the order of reduction of the Payments to the extent that doing so does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A of the Code.

Section 9 b. of the 2003 Agreement shall be hereby amended as follows:

(i) “, the manner in which Payments are to be reduced, if applicable, pursuant to Section 9(a),” shall be added following the language “the amount of such Gross-Up payment”;

(ii) The word “determination” following the language “and the assumptions to be utilized in arriving at such” shall be changed to “determinations”;

(iii) By adding the following sentence to the end of that section: “Any payment shall be made in accordance with Section 9(f).”

A new Section 9 f. will be added. It will read as follows:

f. Notwithstanding anything contained herein to the contrary, any payment to be made to or for the benefit of the Executive pursuant to this Section 9 shall be made promptly and, in any event no later than the last day of the Executive’s taxable year following the taxable year in which the Executive remits payment of the related tax.

A new Section 10 will be added. It will read as follows:

10. Section 409A Compliance.

(i) Notwithstanding any other provision in this Agreement to the contrary, (a) any benefits to which the Executive becomes entitled under this Agreement due to the termination of the Executive’s employment, shall not be paid or provided until the Executive has incurred a “separation from service” with the Company within the meaning of Section 409A of the Code, if the earlier provision or payment would result in a violation of Section 409A of the Code and (b) to the extent required by Section 409A of the Code, payment of such benefits shall commence no earlier than the earlier of (1) the first day of the first month commencing at least six (6) months following the date of the Executive’s separation from service with the Company or (2) the Executive’s death; provided, that any amount the payment of which is delayed by application of clause (b) of this Section 10(i) shall be paid as soon as possible following the expiration of the applicable period under such clause (b) with interest at the rate provided in section 1274(b)(2)(B) of the Code.

(ii) Notwithstanding anything to contrary, no payment or benefits provided under this Agreement in respect of one taxable year shall affect the amounts payable in any other taxable year. No such amounts due to the Executive under this Agreement shall be subject to liquidation or exchange for another benefit.

(iii) It is intended that each installment of payments or benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code.

The original Section 10 of the 2003 Agreement will be renumbered as Section 11.

The original Section 11 of the 2003 Agreement will be renumbered as Section 12.

/s/ Gregg A. Ostrander
Gregg A. Ostrander

MICHAEL FOODS, INC.

By:	/s/ John Reedy
Title:	Vice Chairman

M-FOODS HOLDINGS, INC. (F.K.A. THL FOOD PRODUCTS HOLDING CO)

By:	/s/ John Reedy
Title:	Vice Chairman